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                                                                   EXHIBIT 23(1)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our reports dated February 14, 1995, relating to the consolidated financial statements of USX Corporation, the financial statements of the Marathon Group, the financial statements of the U.S. Steel Group, and the financial statements of the Delhi Group, appearing on pages U-3, M-3, S-3, and D-3, respectively, of the Current Report on Form 8-K dated March 3, 1995 of USX Corporation. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP
Pittsburgh, Pennsylvania
March 8, 1995